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                                                                     Exhibit (g)

                      FORM OF INVESTMENT ADVISORY AGREEMENT

                                                                 August __, 2003

Flaherty & Crumrine Incorporated
301 E. Colorado Boulevard, Suite 720
Pasadena, California 91101

Ladies and Gentlemen:

          Flaherty & Crumrine/Claymore Total Return Fund Incorporated (the "Company"), a corporation organized under the laws of the State of Maryland, herewith confirms its agreement with Flaherty & Crumrine Incorporated (the "Adviser"), a corporation organized under the laws of the State of California, as follows:

          1.   Investment Description; Appointment

          The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as the same may from time to time be amended, and in its Registration Statement as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Company's Registration Statement and Articles of Incorporation, as amended, have been or will be submitted to the Adviser. The Company agrees to provide copies of all amendments to the Company's Registration Statement and Articles of Incorporation to the Adviser on an ongoing basis. The Company desires to employ and hereby appoints the Adviser to act as investment adviser to the Company. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

          2.   Services as Investment Adviser

          Subject to the supervision and direction of the Board of Directors of the Company, the Adviser will (a) act in accordance with the Company's Articles of Incorporation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Company's portfolio on a discretionary basis in accordance with its investment objective and policies as stated in the Company's Registration Statement as from time to time in effect, (c) make investment decisions and exercise voting and related rights in respect of portfolio securities for the Company, (d) place purchase and sale orders on behalf of the Company and (e) employ professional portfolio managers and securities analysts to provide research services to the Company. In providing these services, the Adviser will provide investment research and supervision of the Company's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company's assets. In addition, the Adviser will furnish the Company with whatever statistical information the Company may reasonably request with respect to the securities that the Company may hold or contemplate purchasing.

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          3.   Brokerage

          In executing transactions for the Company and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Company transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute any transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

          4.   Information Provided to the Company

          The Adviser will use its best efforts to keep the Company informed of developments materially affecting the Company, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose.

          5.   Standard of Care

          The Adviser shall exercise its best judgment in rendering the services described in paragraphs 2, 3 and 4 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct"). The Company will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Company who are neither "interested persons" of the Company nor parties to the proceeding ("disinterested non-party directors") or (b) an independent legal counsel in a written opinion. The Adviser shall be entitled to advances from the Company for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation law. The Adviser shall provide to the Company a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be

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met: (a) the Adviser shall provide a security in form and amount acceptable to the Company for its undertaking; (b) the Company is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Company at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification.

          6.   Compensation

          In consideration of the services rendered pursuant to this Agreement, the Company will pay the Adviser after the end of the calendar month during which the Closing Date (as defined below) occurs and after the end of each calendar month thereafter a fee for the previous month computed monthly at the annual rate of 0.575 of 1.00% on the first $200 million of the Company's average weekly total managed assets, 0.50 of 1.00% on the next $300 million of the Company's average weekly total managed assets and 0.45 of 1.00% on the Company's average weekly total managed assets above $500 million. For purposes of calculating such fee, the Company's total managed assets means the total assets of the Company (including any assets attributable to any Company auction rate preferred stock that may be outstanding or otherwise attributable to the use of leverage) minus the sum of accrued liabilities (other than debt, if any, representing financial leverage). For purposes of determining total managed assets, the liquidation preference of the Company auction rate preferred stock is not treated as a liability. The fee payable to the Adviser for the period from the date of the closing of the offering contemplated by the Company's initial registration statement (the "Closing Date") to the end of the first calendar month during which the Closing Date occurs shall be prorated according to the proportion that such period bears to the full monthly period.

          Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Company's average monthly net assets shall be computed at the times and in the manner specified in the Company's Registration Statement as from time to time in effect.

          7.   Expenses

          The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including compensation of and office space for its officers and employees connected with investment research, trading and investment advice to the Company, as well as the fees of all directors of the Company who are affiliated with the Adviser or any of its affiliates; provided that the Company shall reimburse the Adviser for the travel and out-of-pocket expenses or an appropriate portion thereof of directors, officers and employees of the Adviser in connection with attendance at meetings of the Board of Directors of the Fund or any committee thereof. The Company will bear all other expenses to be incurred in its operation other than those that other parties have agreed to bear, including: organizational expenses; taxes, interest, brokerage costs and commissions and stock exchange fees; fees of directors of the Company who are not officers, directors or employees of the Adviser; Securities and Exchange Commission fees; state Blue Sky qualification fees; charges of the custodian, any subcustodians

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and transfer and dividend-paying agent; expenses in connection with the
Company's Dividend Reinvestment and Cash Purchase Plan; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Company's existence; costs attributable to investor services, including, without limitation, fees to the Company's shareholder servicing agent, telephone and personnel expenses; costs of printing stock certificates; costs of shareholders' reports and meetings of the shareholders of the Company and of the officers or Board of Directors of the Company; membership fees in trade associations; stock exchange listing fees and expenses; expenses in connection with auctions of shares of auction rate preferred stock proposed to be issued by the Company; litigation and other extraordinary or non-recurring expenses.

          8.   Services to Other Companies or Accounts

          The Company understands that the Adviser now acts, will continue to act or may in the future act, as investment adviser to fiduciary and other managed accounts or as investment adviser to one or more other investment companies, and the Company has no objection to the Adviser so acting, provided that whenever the Company and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed by the Adviser to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtained for or disposed of by the Company. In addition, the Company understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          9.   Term of Agreement

          This Agreement shall become effective as of the date the Company's Registration Statement is declared effective by the Securities and Exchange Commission and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or (ii) a vote of a "majority" (as defined in the Investment Company Act of 1940, as amended) of the Company's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Company or by vote of holders of a majority of the Company's shares, or upon 60 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

          10.  Entire Agreement

          This Agreement constitutes the entire agreement between the parties hereto.

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          11.  Miscellaneous

          The Company recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "F&C" and "Flaherty & Crumrine" as part of their names, and that the Adviser may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Company, the Company agrees that, at the Adviser's request, the Company's license to use the words "F&C" and "Flaherty & Crumrine" will terminate and that the Company will take all necessary action to change the name of the Company to a name not including the words "F&C" or "Flaherty & Crumrine".

          12.  Governing Law

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof. If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                        Very truly yours,

                        FLAHERTY & CRUMRINE/CLAYMORE TOTAL RETURN
                        FUND INCORPORATED

                        By:
                           --------------------------------
                           Name:
                           Title:

Accepted:

FLAHERTY & CRUMRINE INCORPORATED

By:
   --------------------------------
   Name:
           Title:

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